U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 26, 2008

TRANSAX INTERNATIONAL LIMITED

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(Exact Name of Small Business Issuer as Specified in its Charter)

COLORADO

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(State or other Jurisdiction as Specified in Charter)

00-27845	90-0287423
___________________	___________________________
(Commission file number)	(I.R.S. Employer Identification No.)

5201 Blue Lagoon Drive
8th Floor

Miami, Florida 33126

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(Address of Principal Executive Offices)

305.629.3090

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(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Purchase and Option Agreement

On March 26, 2008, the board of directors of Transax International Limited, a Colorado corporation (the “Company”), pursuant to unanimous written consent resolutions approved the execution of a stock purchase and option agreement (the “Agreement”) with Engetech, Inc., a Turks & Caicos corporation and affiliate of Flavio Gonzalez Duarte (the “Buyer”). In accordance with the terms and provisions of the Agreement, the Company is proposing to sell to the Buyer approximately 45% of the total issued and outstanding stock of its wholly-owned subsidiary (the “Transax Sub”). The Transax Sub owns one hundred percent of the total issued and outstanding share of: (i) Medlink Connectividade Em Saude Ltda., a Brazilian corporation (“Medlink”); and (ii) Medlink Technologies, Inc., a Mauritius corporation (“MTI”).

In accordance with further terms and provisions of the Agreement: (i) the Company shall sell 45 of the 100 shares of the Transax Sub issued and outstanding (the “Initial Shares”) with an option to purchase the remaining 55 shares of the Transax Sub (the “Option”); and (ii) the Buyer will pay to the Company an aggregate purchase price of $3,200,000 for the Initial Shares, of which $200,000 has already been loaned by the Buyer to the Company and shall be credited to the purchase price (the “Loan), $120,000 on closing of the transaction, $480, 000 to be paid on March 31, 2008 and the balance of $2,400,000 in twelve equal monthly payments of $200,000 commencing April 2008. The $2,880,000 balance due and owing by Buyer shall be evidenced by an installment note secured by a pledge of all of Initial Shares.

The Option is exercisable by the Buyer during March and April 2009, subject to shareholder approval, to acquire the balance of the Company’s Medlink operations (and its corresponding debt) by way of acquisition of the remaining 55 shares of the Transax Sub and certain licensing rights for Latin America, Spain and Portugal in exchange for further payments to the Seller of approximately $2,400,000 in the form of twelve monthly payments of $200,000

In accordance with the further terms and provisions of the Agreement, a performance bonus shall also be payable by the Buyer to Seller (the “Bonus”) equal to 50% of the revenues received by Medlink (converted monthly to US Dollar at the monthly average exchange rate as provided by the Central Bank of Brazil) with respect to transactions in excess of an aggregate of 678,076 executed during 2008 for Medlink’s customer Brandesco Saude. Buyer shall pay the Bonus to the extent due as follows: 40% of January 31, 2009, 20% on April 30, 2009, 20% on July 31, 2009, and 20% on October 31, 2009. The Bonus shall be payable regardless of whether or not the Buyer elects to exercise the Option.

In accordance with the further terms and provisions of the Agreement , Medlink Technologies shall grant to the Seller a perpetual, exclusive and sublicensable license to use all of the software and other intellectual property owned by Medlink Tehcnologies (the “Intellectual Property”) in all territories other than (i) Latin America (defined as all mainland countries in the Western Hemisphere south of the USA/Mexico border; and (ii) Spain and Portugal.

Letter of Intent

It was previously announced that on December 14, 2007, the Company entered into a letter of intent (the “Letter of Intent”) with Flavio Gonzelex Duarte or a company controlled by him and/or his affiliates (“Duarte”), to sell to Duarte 100% of the total issued and outstanding stock of the Transax Sub. The Letter of Intent was rescinded due to certain requirements regarding the pledge of shares that could not be met and the parties elected to enter into the Agreement as discussed above.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

10.1	Stock Purchase And Option Agreement dated March 26, 2008 between Transax International Limited and Engetech, Inc.

10.2	Escrow Agreement dated March 26, 2008 among Engetech, Inc., Transax International Limited and Carlton Fields PA.

10.3	Intellectual Property License Agreement dated March 26, 2008 between Medlink Technologies Inc., and Transax International Limited.

10.4	Promissory Note dated March 26, 2008 between Engetech, Inc., and Transax International Limited.

10.5	Stock Pledge Agreement dated March 26, 2008 between Engetech, Inc. and Transax International Limited.

99.1	Press Release of Transax International Limited.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Transax International Limited

Date: March 31, 2008	By:	/s/ Stephen Walters
Stephen Walters President and Chief Executive Officer